GENWORTH VARIABLE INSURANCE TRUST

SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 19th day of November, 2010, by and between Genworth Financial Wealth Management, Inc., a California corporation (the “Advisor”), and Pyramis Global Advisors, LLC, a Delaware limited liability company (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Advisory Agreement dated August 15, 2008 (the “Advisory Agreement”) with Genworth Variable Insurance Trust (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), currently consisting of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to assist the Advisor in the provision of a continuous investment program for that portion of one or more of the Trust’s series’ (each a “Fund”) assets which the Advisor will assign to the Sub-Advisor (the “Sub-Advisor Assets”) shown on attached Exhibit A, and the Sub-Advisor is willing to render such services, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, shares of the Fund will not be sold directly to the general public, but will be sold exclusively to (i) insurance company separate accounts for use with variable contracts, and (ii) retirement plans.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1.           Appointment as Sub-Advisor.  The Advisor hereby appoints the Sub-Advisor to act as investment adviser for and to manage the Sub-Advisor Assets, subject to the supervision of the Advisor and the Board of Trustees of the Trust, and subject to the terms of this Agreement; and the Sub-Advisor hereby accepts such appointment.  In such capacity, the Sub-Advisor shall be responsible for the investment management of the Sub-Advisor Assets.  The Sub-Advisor shall exercise its best judgment in rendering the services hereunder.

2.           Duties of the Sub-Advisor.

        (a)           Investments.  The Sub-Advisor is hereby authorized and directed and hereby agrees, subject to the stated investment objectives, policies and restrictions of each Fund as set forth in such Fund’s prospectus and statement of additional information as currently in effect and as amended from time to time (collectively referred to as the “Prospectus”) and subject to the general supervision and oversight of the Advisor and the Trust’s Board of Trustees, to purchase, hold and sell investments for the Sub-Advisor Assets and to monitor such investments on a continuous basis.  In providing these services, the Sub-Advisor will conduct an ongoing program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Advisor Assets.

        The Sub-Advisor acknowledges that the Advisor is a wholly-owned subsidiary of Genworth Financial, Inc., and the purchase, acquisition, or possession of securities issued by Genworth and/or its affiliated entities (collectively referred to as “Genworth Securities”) by the Fund is therefore prohibited by the 1940 Act.  Accordingly, the Sub-Advisor is directed and hereby agrees to refrain from knowingly purchasing, acquiring, or possessing on behalf of the Fund  any securities identified by the Advisor to the Sub-Advisor as being Genworth Securities.  The Advisor will provide to the Sub-Advisor a list of Genworth Securities and will provide the Sub-Advisor with advance written notice of any change to such list.

        The Advisor agrees to provide the Sub-Advisor information concerning: (i) a Fund; (ii) its assets available or to become available for investment; and (iii) the conditions of a Fund’s or the Trust’s affairs as relevant to the Sub-Advisor.

        (b)           Compliance with Applicable Laws, Governing Documents and Compliance Procedures.  In the performance of its duties and obligations under this Agreement, the Sub-Advisor shall, with respect to Sub-Advisor Assets, (i) act in conformity with: (A) the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws as they relate to the Sub-advisor’s duties hereunder; (B) the Prospectus; (C) the policies and procedures for compliance by the Trust with the federal securities laws regarding Rule 17e-1, Rule 10f-3, and Rule 17a-7 under the 1940 Act provided to the Sub-Advisor; and (D) the instructions and directions received in writing from the Advisor or the Trustees of the Trust; and (ii) conform to, and comply with, the requirements of the 1940 Act that govern the Sub-Advisor’s duties as investment adviser, the Advisers Act, and all other federal laws applicable to registered investment companies and the Sub-Advisor’s duties under this Agreement.  The Advisor will provide the Sub-Advisor with any materials or information that the Sub-Advisor may reasonably request to enable it to perform its duties and obligations under this Agreement.

        The Sub-Advisor agrees to invest the Sub-Advisor Assets so as to ensure that (i) the Fund qualifies as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder; (ii) the Fund maintains such qualification as a RIC at all times; (iii) the Fund complies with the diversification requirements set forth in Section 817(h) of the Code and Treasury Regulations promulgated thereunder (the “Diversification Requirements”); and (iv) the Fund maintains compliance with the Diversification Requirements at all times.  The Sub-Advisor agrees to notify the Advisor immediately upon becoming aware that the Sub-Advisor has failed to satisfy its obligations under this clause.  The Advisor will notify the Sub-Advisor in the event that any of the requirements discussed in this paragraph cease to apply to the Trust and in such a case, the Sub-Advisor will not be required to comply with the terms of this paragraph.

        The Advisor will provide the Sub-Advisor with reasonable (30 days) advance notice, in writing, of: (i) any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus.  The Sub-Advisor, in the performance of its duties and obligations under this Agreement, shall manage the Sub-Advisor Assets consistent with such changes, provided the Sub-Advisor has received such prior notice of the effectiveness of such changes from the Trust or the Advisor and has had sufficient opportunity to implement such instructions.  In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of a modified Prospectus, as applicable, reflecting such changes.  The Sub-Advisor hereby agrees to provide to the Advisor in a timely manner, in writing, such information relating to the Sub-Advisor and its relationship to, and actions for, a Fund as may be required to be contained in materials provided to the Board of Trustees of the Trust, the Prospectus or in the Trust’s registration statement on Form N-1A, or otherwise as reasonably requested by the Advisor in order to assist the Advisor or the Board of Trustees of the Trust in complying with applicable laws, rules and regulations.

        In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Advisor shall provide to the Trust CCO:  (i) direct access to the Sub-Advisor’s chief compliance officer (the “Sub-Advisor CCO”), as reasonably requested by the Trust CCO; (ii) a completed quarterly informational questionnaire regarding the Sub-Advisor’s compliance program; (iii) quarterly reports confirming that the Sub-Advisor has complied with the Rule 206(4)-7 in managing the Sub-Advisor Assets.

        (c)           Sub-Advisor Compliance Policies and Procedures.  The Sub-Advisor shall promptly provide the Trust CCO with:  (i) the Sub-Advisor’s policies and procedures for compliance by the Sub-Advisor with Rule 206(4)-7 of the Advisers Act (together, the “Sub-Advisor Compliance Procedures”), and (ii) any material changes to the Sub-Advisor Compliance Procedures relating to Sub-Advisor’s management of the Sub-Advisor Assets.  The Sub-Advisor shall reasonably cooperate  with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board of Trustees on the operation of the Sub-Advisor Compliance Procedures, and shall promptly report to the Trust CCO any violation of the policies and procedures of the Sub-Advisor or weakness in the design or implementation of the policies and procedures of the Sub-Advisor that the Sub-Advisor’s CCO reasonably concludes the Trust’s Board of Trustees would reasonably need to know to oversee fund compliance (“Disclosable Compliance Matter”) arising under the Sub-Advisor Compliance Procedures involving the Sub-Advisor Assets.  The Sub-Advisor shall provide to the Trust CCO:  (i) quarterly reports confirming the Sub-Advisor’s compliance with the Sub-Advisor Compliance Procedures in managing the Sub-Advisor Assets, and (ii) certifications indicating whether there were any Disclosable Compliance Matters involving the Sub-Advisor that arose under the Sub-Advisor Compliance Procedures that affected the Sub-Advisor’s management of the Sub-Advisor Assets.  At least annually, the Sub-Advisor shall provide a certification to the Trust CCO confirming that the Sub-Advisor has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Advisor with the federal securities laws.  Notwithstanding anything to the contrary herein, the Advisor acknowledges that the Sub-Advisor is not the compliance agent for the Trust, the Fund or for the Advisor, and does not have access to all of the Trust’s or Fund’s books and records necessary to perform certain compliance testing.  The Sub-Advisor’s agreement to perform its duties hereunder in accordance with applicable law (“Applicable Law”) and the Sub-Advisor Compliance Procedures, is subject to the understanding that the Sub-Advisor shall perform such services based upon its books and records with respect to the Sub-Advisor Assets, which comprise a portion of the Trust’s and Fund’s books and records, and shall not be held responsible so long as it performs such services in accordance with its obligations hereunder, Applicable Law and the Sub-Advisor Compliance Procedures.

        (d)           Voting of Proxies.  Unless otherwise instructed by the Advisor or the Trust in writing, the Sub-Advisor shall have the power, discretion and responsibility to vote (or refrain from voting), either in person or by proxy, all securities in which the Sub-Advisor Assets may be invested from time to time, and shall not be required to seek instructions from the Advisor, the Trust or a Fund.  The Sub-Advisor shall also provide its Proxy Voting Policy (the “Proxy Policy”) and, if requested by the Advisor, a summary of such Proxy Policy suitable for including in the Prospectus, and will provide the Advisor with any material amendment to the Proxy Policy within a reasonable time after such amendment has taken effect.  If both the Sub-Advisor and another entity managing assets of a Fund have invested in the same security, the Sub-Advisor and such other entity will each have the power to vote its pro rata share of the security.

        (e)           Agent.  Subject to any other written instructions of the Advisor or the Trust, the Sub-Advisor is hereby appointed the Advisor’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements (including, without limitation, futures accounts agreements, ISDA Master Agreements, credit facility agreements and other documents related thereto), contracts and other documents as the Sub-Advisor shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Sub-Advisor Assets, provided, that the Sub-Advisor’s actions in executing such documents shall comply in all material respects with federal regulations, all other federal laws applicable to registered investment companies and the Sub-Advisor’s duties and obligations under federal law, this Agreement and the Trust’s governing documents.

        (f)           Brokerage.  The Sub-Advisor will place orders pursuant to the Sub-Advisor’s investment determinations for a Fund either directly with an issuer or with any broker or dealer selected by the Sub-Advisor, pursuant to this paragraph.  In executing portfolio transactions and selecting brokers or dealers, the Sub-Advisor will use its best efforts to seek, on behalf of a Fund, the best overall terms available.  In assessing the best overall terms available for any transaction, the Sub-Advisor shall consider all factors that it deems relevant, including but not limited to the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.

        In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to a Fund and/or other accounts over which the Sub-Advisor may exercise investment discretion.  The parties hereto acknowledge that it is desirable for the Trust and the Fund that the Sub-Advisor have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution.  Therefore, the Sub-Advisor is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Advisor to a Fund.  Such authorization is subject to termination at any time by the Advisor or by the Board of Trustees of the Trust for any reason.

        Under no circumstances will the Sub-Advisor compensate a broker or dealer for any promotion or sale of Fund shares, or the promotion of Genworth variable annuity products, by directing to the broker or dealer: (i) portfolio securities transactions on behalf of the Fund; or (ii) any remuneration, including but not limited to any commission, mark-up, mark-down, or other fee (or portion thereof) received or to be received from such portfolio transactions effected through any other broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer).

        The Sub-Advisor may direct the Fund’s portfolio securities transactions to a broker or dealer that promotes or sells Fund shares only as is permitted by the provisions of the 1940 Act (and the rules thereunder) and the policies and procedures adopted by the Trust, as amended from time to time.  The Advisor will provide the Sub-Advisor with a copy of such policies and procedures and any amendments thereto.

        In addition, the Sub-Advisor is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or other sub-advisors (if applicable) if the Sub-Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms and provided that the transactions are consistent with the Trust’s Rule 17e-1 and/or Rule 10f-3 procedures (as applicable).  The Advisor will identify in writing all brokers and dealers affiliated with the Trust, the Advisor, the Trust’s principal underwriter and the other sub-advisors of the Fund, to the extent such information is necessary for the Sub-Advisor to comply with applicable federal securities laws, other than those whose sole business is the distribution of mutual fund shares, who effect securities transactions for customers.  The Advisor shall promptly furnish a written notice to the Sub-Advisor if the information so provided is no longer accurate.

        In connection with its management of the Sub-Advisor Assets and consistent with its fiduciary obligation to the Trust and other clients, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable terms or lower brokerage commissions and efficient execution.  In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be, over time, the most equitable and consistent with its fiduciary obligations to the Sub-Advisor Assets and to such other clients.

        (g)           Securities Transactions.  In no instance will any Fund’s portfolio securities be purchased from or sold to the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or any affiliated person of the Trust, the Advisor, the Sub-Advisor or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and  the 1940 Act, including Rule 17a-7 thereunder.

        The Sub-Advisor hereby agrees that it shall not consult with any other sub-advisor to the Trust with respect to transactions in securities for the Sub-Advisor Assets or any other transactions of Trust assets.

        The Sub-Advisor hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than the Advisor, the Trust’s custodian, or other persons expressly designated by the Advisor.

        (h)           Code of Ethics.  The Sub-Advisor hereby represents that it has adopted a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.  Copies of such code of ethics and any material changes or supplements thereto shall be delivered to the Advisor and the Trust, and any material violation of such code of ethics by investment personnel and control persons (i.e., those individuals listed on Schedule A of Sub-Advisor’s Form ADV) of the Sub-Advisor, the sanctions imposed in response thereto, and any issues arising under the code of ethics shall be reported to the Advisor and the Trust at the times and in the format reasonably requested by the Advisor or the Board of Trustees.

        (i)           Books and Records.  The Sub-Advisor shall maintain separate detailed records of all matters pertaining to the Sub-Advisor Assets, including, without limitation, brokerage and other records of all securities transactions. Upon request by the Trust or the Advisor, the Sub-Advisor agrees to promptly provide to the Trust or the Advisor copies of any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Advisor on behalf of the Trust.  The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

        (j)           Information Concerning Sub-Advisor Assets and the Sub-Advisor.  From time to time as the Advisor, or the Trust may reasonably request, the Sub-Advisor will furnish the Advisor or Trust reports on portfolio transactions and reports on Sub-Advisor Assets held in the portfolio, all in such detail as the Advisor or the Trust may reasonably request.  The Sub-Advisor will provide the Advisor with information (including information that is required to be disclosed in the Prospectus) with respect to the portfolio managers responsible for Sub-Advisor Assets, any changes in the portfolio managers responsible for Sub-Advisor Assets, any changes in the ownership of the Sub-Advisor, or of material changes in the control of the Sub-Advisor.  The Sub-Advisor, unless legally prevented, will respond to reasonable inquiries made by the Advisor of any material investigation, material litigation, material administrative proceeding or any other significant regulatory inquiry.  Upon reasonable request, the Sub-Advisor will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Sub-Advisor Assets.  The Sub-Advisor may perform its services through any employee, officer or agent of the Sub-Advisor, and the Advisor, the Trust and the Fund shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the Sub-Advisor shall promptly notify the Advisor of any change in the persons identified in the Prospectus as performing portfolio management duties described herein.  The Sub-Advisor may delegate any or all of its duties and responsibilities herein to any affiliate, provided the Sub-Advisor remains responsible to the Advisor, the Trust and the Fund for the performance of its responsibilities and duties hereunder and the Advisor shall not be responsible for any fees that any such affiliate may charge to the Sub-Advisor in connection with such services.

        (k)           Valuation of Sub-Advisor Assets.  As requested by the Advisor or the Trust’s Valuation Committee, the Sub-Advisor hereby agrees to provide reasonable additional assistance to the Valuation Committee of the Trust, the Advisor and the Trust’s pricing agents in valuing Sub-Advisor Assets held in the portfolio.  Such assistance may include providing input regarding the fair value pricing of portfolio securities, as requested by the Advisor.

        The Sub-Advisor also will provide such information or perform such additional acts as are customarily performed by a Sub-Advisor and may be required for a Fund or the Advisor to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the “1933 Act”) and any rule or regulation thereunder.

        (l)           Custody Arrangements.  The Sub-Advisor, on each business day, shall provide the Advisor and the Trust’s custodian such information as the Advisor and the Trust’s custodian may reasonably request relating to all transactions concerning the Sub-Advisor Assets.

         (m)           Regulatory Examinations.  The Sub-Advisor will provide all reasonable assistance to the Advisor and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Fund or the Advisor brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

3.           Independent Contractor.  In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Advisor in any way or otherwise be deemed an agent of a Fund, the Trust or the Advisor.

4.           Services to Other Clients.  Nothing herein contained shall limit the freedom of the Sub-Advisor or any affiliated person of the Sub-Advisor to render investment advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.  It is understood that the Sub-Advisor may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund.  Sub-Advisor is not obligated to initiate transactions for the Fund in any security which Sub-Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.

5.           Expenses.  During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the costs of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of for a Fund.  The Sub-Advisor, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Trust or the Advisor, as the case may be, shall reimburse the Sub-Advisor for any expenses as may be reasonably incurred by the Sub-Advisor, at the request of and on behalf of a Fund or the Advisor. The Sub-Advisor shall keep and supply to the Trust and the Advisor reasonable records of all such expenses.

6.           Compensation.  For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Advisor will be entitled to the fee(s) listed for the Fund(s) on Exhibit A.  Such fees will be computed daily and payable in arrears no later than the thirtieth (30th) business day following the end of each month, from the Advisor on behalf of the Fund(s), calculated at an annual rate based on the Sub-Advisor Assets’ average daily net assets.

If this Agreement is terminated prior to the end of any calendar month, the fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

7.           Representations and Warranties of the Sub-Advisor.  The Sub-Advisor represents and warrants to the Advisor and the Trust as follows:

(a)           The Sub-Advisor is registered as an investment adviser under the Advisers Act;

(b)           The Sub-Advisor is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)           The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) the Sub-Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor; and

(d)           The Form ADV of the Sub-Advisor previously provided to the Advisor is a true and complete copy of the form as currently filed with the SEC.  The Sub-Advisor will provide as soon as reasonably practicable the Advisor and the Trust with a complete copy of all subsequent amendments to its Form ADV in accordance with its obligations under the Advisers Act.

(e)           In performing its obligations under this Agreement, the Sub-Advisor may rely upon information concerning the Fund’s books and records provided to it by the Adviser, the custodian(s) or other agent(s) designated by the Adviser, and will not independently verify the accuracy or completeness of such information.  The Sub-Advisor (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Advisor) shall not be liable for any loss, claim or damages related to such reliance.

(f)           The Sub-Advisor makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund, whether on a relative or absolute basis.  The Adviser understands that investment decisions made for the Fund by the Sub-Advisor are subject to various market, currency, economic, political, business and structure risks and that those investment decisions will not always be profitable.

8.           Representations and Warranties of the Advisor.  The Advisor represents and warrants to the Sub-Advisor and the Trust as follows:

(a)           The Advisor is registered as an investment adviser under the Advisers Act;

(b)           The Advisor is a corporation duly organized and validly existing under the laws of the State of California with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)           The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) the Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

(d)           The Advisor acknowledges that it received a copy of the Sub-Advisor’s Form ADV (a copy of which is attached as Exhibit B) prior to the execution of this Agreement; and

(e)           The Advisor and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Advisor to enter into this Agreement.

9.           Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 7 and 8, respectively, of this Agreement shall survive for the duration of this Agreement and the parties hereto shall notify each other as soon as reasonably practicable in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

10.           Liability and Indemnification.

(a)           Liability.  The duties of the Sub-Advisor shall be confined to those expressly set forth herein, with respect to the Sub-Advisor Assets.  The Sub-Advisor shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, including without limitation errors of judgment or mistake of law, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law that cannot be waived or modified hereby.

(b)           Indemnification.  The Sub-Advisor shall indemnify the Advisor, the Trust and each Fund, and their respective affiliates providing services under this agreement (the “Sub-Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Advisor, the Trust or a Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Advisor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder;  provided, however, that the Sub-Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Advisor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder, or violation of applicable law.  Notwithstanding the foregoing, nothing contained in this paragraph or elsewhere in this Agreement shall constitute a waiver by the Advisor, the Sub-Advisor, the Trust or a Fund and their respective affiliates or controlling persons of any legal rights under applicable federal securities or any other laws whose applicability is not permitted to be contractually waived.

The Advisor shall indemnify the Sub-Advisor and its affiliates providing services under this agreement (the “Advisor Indemnified Persons”), for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Advisor’s breach of this Agreement, or its representations and warranties herein, or as a result of the Advisor’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder, or violation of applicable law; provided, however, that the Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub-Advisor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

11.           Duration and Termination.

(a)           Duration.  This Agreement, unless sooner terminated as provided herein, shall for the Fund(s) listed on Exhibit A attached hereto remain in effect from the later of the date of execution or Board approval as required under the 1940 Act (the “Effective Date”), until two years from the Effective Date, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually: (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (ii) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC).  The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)           Termination.  This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by:  (i) the vote of a majority of the Trustees of the Trust, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor, on not less than 30 days written notice to the Sub-Advisor; or (ii) the Sub-Advisor, on not less than 60 days written notice to the Advisor and the Trust.  However, if Sub-Advisor terminates based on Advisors advance notice regarding: (i) any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus; and (ii) any material change in the Trust Compliance Procedures; then the Sub-Advisor can terminate with 30 days written notice to the Advisor and the Trust.  This Agreement may also be terminated as to any Fund at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any material provision of this Agreement by any of the parties.

This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or No Action Letter provided or pursuant to the 1940 Act, or upon the termination of the Advisory Agreement.

In the event that there is an actual change in control of the Sub-Advisor that would constitute an assignment and resulting termination of this Agreement, the Sub-Advisor agrees to assume all reasonable costs and expenses (including the costs of mailing and filing) associated with the preparation of an information statement (the “Information Statement”), as may be required by the exemptive relief obtained by the Advisor that permits the approval of the sub-advisory agreements without shareholder approval in certain circumstances.

In the event that there is an actual change in control of the Sub-Advisor that would constitute an assignment and resulting termination of this Agreement, and a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust and the Sub-Advisor to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Advisor agrees to assume all reasonable costs associated with soliciting shareholders of the appropriate Fund(s) of the Trust, to approve continuation of this Agreement.  Such expenses include the reasonable costs of preparation and mailing of a proxy statement, and of soliciting proxies.

This Agreement shall extend to and bind the successors of the parties hereto.    The obligations set forth in Sections 6 and 13 shall survive any termination of this Agreement.

12.           Amendment.  This Agreement may be amended by mutual consent of the parties that are bound by this Agreement, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.  In addition, any such amendment shall be approved by a vote of the majority of the Fund’s outstanding voting securities, unless shareholder approval is not required by applicable law or regulation, by exemptive relief granted by the SEC, or by a No-Action position of the SEC staff.    No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement shall be effective except by a writing signed by each party to be bound by such amendment, modification, supplement, termination or waiver.  Any waiver of any provision of this Agreement, and any consent to any departure by either party from the terms of any provision of this Agreement, shall be effective only if the specific instance and for the specific purpose for which it was given.

13.           Confidentiality.  Any information or recommendations supplied by either the Advisor or the Sub-Advisor, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence.  Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the custodian, and such persons as the Advisor may designate in connection with the Sub-Advisor Assets.  In the event that a party to this Agreement is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Confidential Information, the receiving party will give the other party to this Agreement prompt written notice of such request or requirement to allow the other party an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information.  In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed.  All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

Without limiting the foregoing, the Advisor, the Trust and the Fund acknowledge that the securities holdings of the Sub-Advisor Assets constitute information of value to the Sub-Advisor, and agree to (i) not to use for any purpose, other than for the Advisor or the Trust, or their agents, to supervise or monitor the Sub-Advisor, the holdings or trade-related information of the Sub-Advisor Assets; and (ii) not disclose the holdings of the Sub-Advisor Assets, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c ) to the Board of Trustees of the Trust, counsel to the Board of Trustees of the Trust; (d) duly appointed agents or delegates of the Advisor, the Trust, or the Fund provided that such agents or delegates are subject to confidentiality obligations that provide substantially similar protections as those contained herein; or (e) as otherwise agreed to by the parties in writing.  Further, the Advisor, the Trust and the Fund agree that information supplied by the Sub-Advisor, including approved lists, internal procedures, compliance procedures and any board materials is valuable to the Sub-Advisor, and the Advisor, the Trust and the Fund agree not to disclose any of the information contained in such materials, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c ) to the Board of Trustees of the Trust, counsel to the Board of Trustees of the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust or the Fund; or (d) as otherwise agreed to by the parties in writing.

Nothing in this Agreement shall be construed to prevent the Sub-Advisor from giving other entities investment advice about, or trading on their behalf, in the securities of a Fund or the Advisor.

14.           Use of Sub-Advisor’s Name.  During the term of this Agreement, the Advisor shall have permission to use the Sub-Advisor’s name as part of the Fund’s name and in the marketing of the Fund, and agrees to furnish the Sub-Advisor at its principal office all marketing materials, prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Advisor in any way.  In accordance with the exercise of the license rights granted in the preceding sentence, Advisor and Sub-Advisor agree that the terms of the service mark license agreement that the parties will enter into shall govern.

15.           Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

(a)           If to the Advisor:
Genworth Financial Wealth Management, Inc.
2300 Contra Costa Blvd., Suite 600
Pleasant Hill, CA 94523-3967
Attn: Carrie E. Hansen

(b)   If to the Sub-Advisor:
Pyramis Global Advisors, LLC
900 Salem St. OT3N4
Smithfield, RI 02917
Attn: William Dailey

With a copy to:
Pyramis Global Advisors, LLC
82 Devonshire St. V10E
Boston, MA 02110
Attn: General Counsel

16.           Governing Law.  This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17.           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

18.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

29.           Certain Definitions.  For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term “Fund” or “Funds” shall refer to those Fund(s) for which the Sub-Advisor provides investment management services and as are listed on Exhibit A to this Agreement.

21.           Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ADVISOR:
Genworth Financial Wealth Management, Inc.

By: /s/ Gurinder Ahluwalia
Name: Gurinder Ahluwalia
Title: President and Chief Executive Officer

SUB-ADVISOR:
Pyramis Global Advisors, LLC

By: /s/ William E. Dailey
Name:  William E. Dailey
Title:  Director, Chief Financial Officer and Treasurer

EXHIBIT A

SUBADVISORY AGREEMENT

BETWEEN GENWORTH FINANCIAL WEALTH MANAGEMENT, INC.
AND PYRAMIS GLOBAL ADVISORS, LLC

[Name of Fund]

FEE SCHEDULE

EXHIBIT B

FORM ADV

of

Pyramis Global Advisors, LLC